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                                                                   EXHIBIT 3.1
                           ARTICLES OF INCORPORATION
                                       OF
                         NATIONAWIDE ACQUISITION CORP.


                                   ARTICLE I

     The name of the Corporation is "Nationwide Acquisition Corp."

                                   ARTICLE II

     The street address and county of the initial registered office of the corporation is 3 Corporate Square, Suite 700, Atlanta, DeKalb County, Georgia 30329 and the initial registered agent of the corporation at such address is Stephen D. Kane.

                                  ARTICLE III

     The Corporation shall have the authority to issue a single class of 10,000 common shares that together have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

                                   ARTICLE IV

     The mailing address of the initial principal office of the corporation will be:

                    3 Corporate Square, Suite 700
                    Atlanta, Georgia 30329

                                   ARTICLE V

     The name and address of the sole incorporator is:

                    Monica M. Gaudiosi
                    999 Peachtree Street, N.E.
                    Atlanta, Georgia 30309-3996

                                   ARTICLE VI

     The initial Board of Directors shall consist of one director. The name and address of the director is as follows:

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                    Patrick H. Thomas
                    3 Corporate Square, Suite 700
                    Atlanta, Georgia 30329

                                  ARTICLE VII

     A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty or care or other duty as a director, except: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(c) for the types of liability set forth in section 14-2-832 of the Official Code of Georgia Annotated ("OCGA"), or (d) for any transaction from which the director received an improper personal benefit. If the OCGA is amended after the execution of these Articles of Incorporation to eliminate or limit the personal liability of directors, including, but not limited to, changes in OCGA section 14-2-202(b)(4), then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the OCGA, as so amended. Any repeal or modification of the foregoing provisions of this
Article VII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on this 23rd day of May, 1990.

                              /s/ Monica M. Gaudiosi
                              ------------------------------------
                              Monica M. Gaudiosi

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